Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Constellation Energy Corporation of our report dated February 18, 2025 (December 1, 2025, as to the effects of the adjustment to goodwill discussed in Note 2), relating to the financial statements of Calpine Corporation appearing in the Current Report on Form 8-K dated December 9, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, TX

January 7, 2026